                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (AMENDMENT NO. __)

                                  AT ROAD, INC.

                                (Name of Issuer)

                    Common Stock, par value $0.001 per share

                         (Title of Class of Securities)

                                    04648K105
                                 (CUSIP Number)

                                Michael S. Maher
                            c/o U.S. Venture Partners
                         2180 Sand Hill Road, Suite 300
                              Menlo Park, CA 94025
                                 (650) 854-9080

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                    COPY TO:

                                Linda Daley, Esq.
        C/o Gunderson Dettmer Stough Villeneuve Franklin & Hachigan, LLP
                  155 Constitution Drive, Menlo Park, CA 95025
                                 (650) 571-5646

                                 August 14, 2002
             (Date of Event Which Requires Filing of This Statement)





                               Page 1 of 29 Pages

CUSIP NO.  04648K105                  13 D                   Page 2 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  U.S. Venture Partners V, L.P. ("USVP V")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* WC

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
          [  ]
          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    6,323,586 shares, except that Presidio
   SHARES                      Management Group V, L.L.C. ("PMG V"), the
 BENEFICIALLY                  general partner of USVP V, may be deemed to have
  OWNED BY                     sole voting power with respect to such shares,
    EACH                       and Irwin Federman ("Federman"), Steven M.
  REPORTING                    Krausz ("Krausz"), Stuart G. Phillips
 PERSON WITH                   ("Phillips"), Jonathan D. Root ("Root ") and
                               Philip M. Young ("Young"), the managing members of PMG V, may be deemed to have shared voting power with respect to such shares.

                        --------------------------------------------------------

                       (8)     SHARED VOTING POWER
                               See response to row 5.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               6,323,586 shares, except PMG V, the general partner of USVP V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.

                        --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               See response to row 7.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         6,323,586

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   13.42%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                   Page 3 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  USVP V International, L.P. ("V Int'l")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* WC

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    351,311 shares, except that PMG V, the general
   SHARES                      partner of V Int'l, may be deemed to have sole
 BENEFICIALLY                  voting power with respect to such shares, and
  OWNED BY                     Federman, Krausz, Phillips, Root and Young, the
    EACH                       managing members of PMG V, may be deemed to have
  REPORTING                    shared voting power with respect to such shares.
 PERSON WITH
                        --------------------------------------------------------

                       (8)     SHARED VOTING POWER
                               See response to row 5.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               351,311 shares, except that PMG V, the general partner of V Int'l, may be deemed to have sole dispositive power with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.

                        --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               See response to row 7.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         351,311

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0.75%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                   Page 4 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  USVP V Entrepreneur Partners, L.P. ("EP V")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* WC

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    154,577 shares, except that PMG V, the general
   SHARES                      partner of EP V, may be deemed to have sole
 BENEFICIALLY                  voting power with respect to such shares, and
  OWNED BY                     Federman, Krausz, Phillips, Root and Young, the
    EACH                       managing members of PMG V, may be deemed to have
  REPORTING                    shared voting power with respect to such shares.
 PERSON WITH
                        --------------------------------------------------------

                       (8)     SHARED VOTING POWER
                               See response to row 5.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               154,577 shares, except that PMG V, the general partner of EP V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.

                        --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               See response to row 7.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         154,577

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0.33%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                   Page 5 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  2180 Associates Fund V, L.P. ("2180 V")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* WC

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    196,734 shares, except that PMG V, the general
   SHARES                      partner of 2180 V, may be deemed to have sole
 BENEFICIALLY                  voting power with respect to such shares, and
  OWNED BY                     Federman, Krausz, Phillips, Root and Young, the
    EACH                       managing members of PMG V, may be deemed to have
  REPORTING                    shared voting power with respect to such shares.
 PERSON WITH
                        --------------------------------------------------------

                       (8)     SHARED VOTING POWER
                               See response to row 5.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               196,734 shares, except that PMG V, the general partner of 2180 V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.

                        --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               See response to row 7.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         196,734

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0.42%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                   Page 6 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Presidio Management Group V, L.L.C. ("PMG V")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* N/A

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    7,026,208 shares, of which 6,323,586 are
   SHARES                      directly owned by USVP V, 351,311 are directly
 BENEFICIALLY                  owned by V Int'l, 154,577 are directly owned by
  OWNED BY                     EP V and 196,734 are directly owned by 2180 V.
    EACH                       PMG V is the general partner of USVP V, V Int'l,
  REPORTING                    EP V and 2180 V and may be deemed to have sole
 PERSON WITH                   voting power with respect to such shares, and
                               Federman, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared voting power with respect to such shares.

                       --------------------------------------------------------

                       (8)     SHARED VOTING POWER
                               See response to row 5.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               7,026,208 shares, of which 6,323,586 are
                               directly owned by USVP V, 351,311 are directly owned by V Int'l, 154,577 are directly owned by EP V and 196,734 are directly owned by 2180 V. PMG V is the general partner of USVP V, V Int'l, EP V and 2180 V and may be deemed to have sole dispositive power with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.

                       --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               See response to row 7.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         7,026,208

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   14.92%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   00
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                   Page 7 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  U.S. Venture Partners VII, L.P. ("USVP VII")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* WC

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    1,569,416 shares, except that Presidio
   SHARES                      Management Group VII, L.L.C. ("PMG VII"), the
 BENEFICIALLY                  general partner of USVP VII, may be deemed to
  OWNED BY                     have sole voting power with respect to such
    EACH                       shares, and Federman, Winston S. Fu ("Fu"),
  REPORTING                    Krausz, David Liddle ("Liddle"), Phillips, Root
 PERSON WITH                   and Young, the managing members of PMG VII, may
                               be deemed to have a shared voting power with respect to such shares.

                       --------------------------------------------------------

                       (8)     SHARED VOTING POWER
                               See response to row 5.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               1,569,416 shares, except PMG VII, the general partner of USVP VII, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Krausz, Liddle, Phillips, Root and Young, the managing members of PMG VII, may be deemed to have a shared dispositive power with respect to such shares.

                       --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               See response to row 7.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         1,569,416

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   3.33%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                   Page 8 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  USVP Entrepreneur Partners VII-A, L.P. ("EP VII-A")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* WC

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    16,348 shares, except that PMG VII, the general
   SHARES                      partner of EP VII-A, may be deemed to have sole
 BENEFICIALLY                  voting power with respect to such shares, and
  OWNED BY                     Federman, Fu, Krausz, Liddle, Phillips, Root and
    EACH                       Young, the managing members of PMG VII, may be
  REPORTING                    deemed to have shared voting power with respect
 PERSON WITH                   to such shares.

                       --------------------------------------------------------

                       (8)     SHARED VOTING POWER
                               See response to row 5.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               16,348 shares, except that PMG VII, the general partner of EP VII-A, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Krausz, Liddle, Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared dispositive power with respect to such shares.

                       --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               See response to row 7.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         16,348

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0.03%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                   Page 9 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  USVP Entrepreneur Partners VII-B, L.P. ("EP VII-B")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* WC

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    16,348 shares, except that PMG VII, the general
   SHARES                      partner of EP VII-B, may be deemed to have sole
 BENEFICIALLY                  voting power with respect to such shares, and
  OWNED BY                     Federman, Fu, Krausz, Liddle, Phillips, Root and
    EACH                       Young, the managing members of PMG VII, may be
  REPORTING                    deemed to have shared voting power with respect
 PERSON WITH                   to such shares.

                       --------------------------------------------------------

                       (8)     SHARED VOTING POWER
                               See response to row 5.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               16,348 shares, except that PMG VII, the general partner of EP VII-B, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Krausz, Liddle, Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared dispositive power with respect to such shares.

                       --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               See response to row 7.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         16,348

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0.03%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                  Page 10 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  2180 Associates Fund VII, L.P. ("2180 VII")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* WC

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    32,697 shares, except that PMG VII, the general
   SHARES                      partner of 2180 VII, may be deemed to have sole
 BENEFICIALLY                  voting power with respect to such shares, and
  OWNED BY                     Federman, Fu, Krausz, Liddle, Phillips, Root and
    EACH                       Young, the managing members of PMG VII, may be
  REPORTING                    deemed to have shared voting power with respect
 PERSON WITH                   to such shares.

                       --------------------------------------------------------

                       (8)     SHARED VOTING POWER
                               See response to row 5.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               32,697 shares, except that PMG VII, the general partner of 2180 VII, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Krausz, Liddle, Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared dispositive power with respect to such shares.

                       --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               See response to row 7.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         32,697

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0.07%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                  Page 11 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Presidio Management Group VII, L.L.C. ("PMG VII")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* N/A

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    1,634,809 shares, of which 1,569,416 are
   SHARES                      directly owned by USVP VII, 16,348 are directly
 BENEFICIALLY                  owned by EP VII-A, 16,348 are directly owned by
  OWNED BY                     EP VII-B and 32,697 are directly owned by 2180
    EACH                       VII. PMG VII is the general partner of USVP VII,
  REPORTING                    EP VII-A, EP VII-B and 2180 VII and may be
 PERSON WITH                   deemed to have sole voting power with respect to
                               such shares, and Federman, Fu, Krausz, Liddle,
                               Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared voting power with respect to such shares.

                       --------------------------------------------------------

                       (8)     SHARED VOTING POWER
                               See response to row 5.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               1,634,809 shares, of which 1,569,416 are
                               directly owned by USVP VII, 16,348 are directly owned by EP VII-A, 16,348 are directly owned by EP VII-B and 32,697 are directly owned by 2180
                               VII. PMG VII is the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and may be deemed to have sole voting power with respect to such shares, and Federman, Fu, Krausz, Liddle, Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared dispositive power with respect to such shares.

                       --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               See response to row 7.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         1,634,809

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   3.47%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   00
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                  Page 12 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Irwin Federman ("Federman")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* N/A

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    0 shares.
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     8,661,017 shares, of which 6,323,586 are
    EACH                       directly owned by USVP V, 351,311 are directly
  REPORTING                    owned by V Int'l, 154,577 are directly owned by
 PERSON WITH                   EP V, 196,734 are directly owned by 2180 V,
                               1,569,416 are directly owned by USVP VII, 16,348 are directly owned by EP VII-A, 16,348 are directly owned by EP VII-B and 32,697 are directly owned by 2180 VII. Federman is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and
                               PMG VII, the general partner of USVP VII, EP
                               VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               0 shares.

                       --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               8,661,017 shares, of which 6,323,586 are
                               directly owned by USVP V, 351,311 are directly owned by V Int'l, 154,577 are directly owned by EP V, 196,734 are directly owned by 2180 V, 1,569,416 are directly owned by USVP VII, 16,348 are directly owned by EP VII-A, 16,348 are directly owned by EP VII-B and 32,697 are directly owned by 2180 VII. Federman is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         8,661,017

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   18.39%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                  Page 13 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Winston S. Fu  ("Fu")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* N/A

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    0 shares.
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     1,634,809 shares, of which 1,569,416 are
    EACH                       directly owned by USVP VII, 16,348 are directly
  REPORTING                    owned by EP VII-A, 16,348 are directly owned by
 PERSON WITH                   EP VII-B and 32,697 are directly owned by 2180
                               VII. Fu is a managing member of PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               0 shares.

                       --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               1,634,809 shares, of which 1,569,416 are
                               directly owned by USVP VII, 16,348 are directly owned by EP VII-A, 16,348 are directly owned by EP VII-B and 32,697 are directly owned by 2180
                               VII. Fu is a managing member of PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         1,634,809

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   3.47%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                  Page 14 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Steven M. Krausz ("Krausz")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* N/A

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    0 shares.
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     8,661,017 shares, of which 6,323,586 are
    EACH                       directly owned by USVP V, 351,311 are directly
  REPORTING                    owned by V Int'l, 154,577 are directly owned by
 PERSON WITH                   EP V, 196,734 are directly owned by 2180 V,
                               1,569,416 are directly owned by USVP VII, 16,348 are directly owned by EP VII-A, 16,348 are directly owned by EP VII-B and 32,697 are directly owned by 2180 VII. Krausz is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP VII, EP VII-A, EP
                               VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               0 shares.

                       --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               8,661,017 shares, of which 6,323,586 are
                               directly owned by USVP V, 351,311 are directly owned by V Int'l, 154,577 are directly owned by EP V, 196,734 are directly owned by 2180 V, 1,569,416 are directly owned by USVP VII, 16,348 are directly owned by EP VII-A, 16,348 are directly owned by EP VII-B and 32,697 are directly owned by 2180 VII. Krausz is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and may be deemed to have shared dispositive power with respect to such shares.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         8,661,017

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   18.39%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                  Page 15 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  David Liddle ("Liddle")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* N/A

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    0 shares.
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     1,634,809 shares, of which 1,569,416 are
    EACH                       directly owned by USVP VII, 16,348 are directly
  REPORTING                    owned by EP VII-A, 16,348 are directly owned by
 PERSON WITH                   EP VII-B and 32,697 are directly owned by 2180
                               VII. Liddle is a managing member of PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.

                               Note: Liddle is married to Ruthann Quindlen who is a managing director of Institutional Venture Management VIII, L.L.C. ("IVM"). IVM also has an ownership interest in At Road, Inc. Liddle's spouse may be deemed a beneficial owner of the IVM and related entities' reported shares, but Liddle disclaims beneficial ownership in the shares, except to the extent of any indirect pecuniary interest therein held by his spouse.

                        --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               0 shares.

                       --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               1,634,809 shares, of which 1,569,416 are
                               directly owned by USVP VII, 16,348 are directly owned by EP VII-A, 16,348 are directly owned by EP VII-B and 32,697 are directly owned by 2180
                               VII. Liddle is a managing member of PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares. See Note in Row 8.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         1,634,809

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   3.47%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                  Page 16 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Stuart G. Phillips ("Phillips")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* N/A

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    0 shares.
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     8,661,017 shares, of which 6,323,586 are
    EACH                       directly owned by USVP V, 351,311 are directly
  REPORTING                    owned by V Int'l, 154,577 are directly owned by
 PERSON WITH                   EP V, 196,734 are directly owned by 2180 V,
                               1,569,416 are directly owned by USVP VII, 16,348 are directly owned by EP VII-A, 16,348 are directly owned by EP VII-B and 32,697 are directly owned by 2180 VII. Phillips is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and
                               PMG VII, the general partner of USVP VII, EP
                               VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               0 shares.

                       --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               8,661,017 shares, of which 6,323,586 are
                               directly owned by USVP V, 351,311 are directly owned by V Int'l, 154,577 are directly owned by EP V, 196,734 are directly owned by 2180 V, 1,569,416 are directly owned by USVP VII, 16,348 are directly owned by EP VII-A, 16,348 are directly owned by EP VII-B and 32,697 are directly owned by 2180 VII. Phillips is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         8,661,017

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   18.39%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                  Page 17 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Jonathan D. Root ("Root")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* N/A

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    0 shares.
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     8,661,017 shares, of which 6,323,586 are
    EACH                       directly owned by USVP V, 351,311 are directly
  REPORTING                    owned by V Int'l, 154,577 are directly owned by
 PERSON WITH                   EP V, 196,734 are directly owned by 2180 V,
                               1,569,416 are directly owned by USVP VII, 16,348 are directly owned by EP VII-A, 16,348 are directly owned by EP VII-B and 32,697 are directly owned by 2180 VII. Root is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP VII, EP VII-A, EP
                               VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               0 shares.

                       --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               8,661,017 shares, of which 6,323,586 are
                               directly owned by USVP V, 351,311 are directly owned by V Int'l, 154,577 are directly owned by EP V, 196,734 are directly owned by 2180 V, 1,569,416 are directly owned by USVP VII, 16,348 are directly owned by EP VII-A, 16,348 are directly owned by EP VII-B and 32,697 are directly owned by 2180 VII. Root is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         8,661,017

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   18.39%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                  13 D                  Page 18 of 29 Pages


  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Philip M. Young ("Young")

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [   ]    (b)   [ x ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS* PF

          ---------------------------------------------------------------------

  (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    20,000 shares.
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     8,661,017 shares, of which 6,323,586 are
    EACH                       directly owned by USVP V, 351,311 are directly
  REPORTING                    owned by V Int'l, 154,577 are directly owned by
 PERSON WITH                   EP V, 196,734 are directly owned by 2180 V,
                               1,569,416 are directly owned by USVP VII, 16,348 are directly owned by EP VII-A, 16,348 are directly owned by EP VII-B, and 32,697 are directly owned by 2180 VII. Young is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP VII, EP VII-A, EP
                               VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.

                       --------------------------------------------------------

                       (9)     SOLE DISPOSITIVE POWER
                               20,000 shares.

                       --------------------------------------------------------

                       (10)    SHARED DISPOSITIVE POWER
                               8,661,017 shares, of which 6,323,586 are
                               directly owned by USVP V, 351,311 are directly owned by V Int'l, 154,577 are directly owned by EP V, 196,734 are directly owned by 2180 V, 1,569,416 are directly owned by USVP VII, 16,348 are directly owned by EP VII-A, 16,348 are directly owned by EP VII-B, and 32,697 are directly owned by 2180 VII. Young is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                         8,681,017

          ---------------------------------------------------------------------

 (12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   18.43%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                                   IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 19 of 29 Pages



               Reporting Persons previously reported ownership of the Common Stock of Issuer as of December 31, 2000 on Schedule 13G (the "Original 13G") pursuant to Rule 13d-1(d) of the Securities Exchange Act of 1934. During the 12 month period from August 16, 2001 to August 16, 2002, one or more of the Reporting Persons acquired more than 2% of the outstanding Common Stock of the Issuer in the open market (the "Open Market Shares") and accordingly is filing this Schedule 13D to reflect the acquisition of such Open Market Shares and the aggregate ownership of the Reporting Persons.

ITEM 1.        SECURITY AND ISSUER.

               This statement relates to shares of common stock (the "Common Stock"), of At Road, Inc. (the "Company"). The Company's principal executive offices are located 47200 Bayside Parkway, Fremont, CA 94538.


ITEM 2         IDENTITY AND BACKGROUND.

               (a) This statement is filed by U.S. Venture Partners V, L.P. ("USVP V"), USVP V International, L.P. ("V Int'l"), USVP V Entrepreneur Partners, L.P. ("EP V"), 2180 Associates Fund V, L.P. ("2180 V"), Presidio Management Group V, L.L.C. ("PMG V"), U.S. Venture Partners VII, L.P. ("USVP VII"), USVP Entrepreneur Partners VII-A ("EP VII-A"), USVP Entrepreneur Partners VII-B ("EP VII-B"), 2180 Associates Fund VII, L.P. ("2180 VII"), Presidio Management Group VII, L.L.C. ("PMG VII"), Irwin Federman ("Federman"), Winston S. Fu ("Fu"), Steven M. Krausz ("Krausz"), David Liddle ("Liddle"), Stuart G. Phillips ("Phillips"), Jonathan D. Root ("Root") and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

               PMG V is the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP V, V Int'l, EP V and 2180 V. Federman, Krausz, Phillips, Root and Young are the managing members of PMG V, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP V, V Int'l, EP V and 2180 V.

               PMG VII is the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP VII, EP VII-A, EP VII-B and 2180 VII. Federman, Fu, Krausz, Liddle, Phillips, Root and Young are the managing members of PMG VII, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP VII, EP VII-A, EP VII-B and 2180 VII.

               (b) The address of the principal business office for each of the Reporting Persons is U.S. Venture Partners, 2735 Sand Hill Road, Menlo Park, CA 94025.

               (c) The principal occupation of each individual who is a Reporting Person is venture capitalist. The primary business of USVP V, V Int'l, EP V and 2180 V is to make investments in private and public companies, and the primary business of PMG V is to serve as the general partner of the foregoing. The primary business of USVP VII, EP VII-A, EP VII-B and 2180 VII is to make investments in private and public companies; the primary business of PMG VII is to serve as the general partner of the foregoing.

                                                            Page 20 of 29 Pages



               (d) During the last five years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

               (e) During the last five years, none of the Reporting Persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

               (f) USVP V, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180 VII are Delaware Limited Partnerships, V Int'l is a Cayman Islands Limited Partnership, PMG V and PMG VII are Delaware Limited Liability Companies, and Federman, Fu, Krausz, Liddle, Phillips, Root and Young are United States citizens.



ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION. The source of funds for the acquisition of the Open Market Shares by Reporting Persons other than Young was working capital (from capital contributions of partners). The source of funds for purchases by Young was personal funds.

ITEM 4.        PURPOSE OF TRANSACTION. The Reporting Persons acquired the
               Open Market Shares for investment purposes. Depending on the factors discussed herein, the Reporting Persons may, from time to time, acquire additional shares of Common Stock and/or retain and/or sell all or a portion of the Open Market Shares and/or other shares of the Common Stock of the Issuer held by the Reporting Persons in the open market or in privately negotiated transactions, or may distribute the Open Market Shares and/or other shares of Common Stock held by the Reporting Persons to their respective partners. Any actions the Reporting Persons might undertake will be dependent upon the Reporting Persons' review of numerous factors, including, among other things, the price levels of the Common Stock; general market and economic conditions; ongoing evaluation of the Company's business, financial condition, operations and prospects; the relative attractiveness of alternative business and investment opportunities; and other future developments.

               Except as set forth above, the Reporting Persons have no present plans or intentions which would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

               Phillips is a director of the Issuer.

ITEM 5.        INTEREST IN SECURITIES OF THE ISSUER.

               (a) See Rows 11 and 13 for each Reporting Person.

               (b) See Rows 7, 8, 9, and 10 for each Reporting Person.

                                                            Page 21 of 29 Pages



               (c) The following transactions in the Issuer's Common Stock were made by Reporting Persons in the last 60 days (all purchases were made in the open market):



--------------------------------------------------------------------------------
               Price
    Date     Per Share      USVP VII        2180 VII      EP VII-A      EP VII-B
--------------------------------------------------------------------------------
   7/30/02     4.390         33,600            700            350            350
--------------------------------------------------------------------------------
   7/31/02     4.532         24,000            500            250            250
--------------------------------------------------------------------------------
    8/1/02     5.021        192,000          4,000          2,000          2,000
--------------------------------------------------------------------------------
    8/2/02     5.025        192,000          4,000          2,000          2,000
--------------------------------------------------------------------------------
    8/5/02     4.438         48,000          1,000            500            500
--------------------------------------------------------------------------------
    8/6/02     4.450         48,000          1,000            500            500
--------------------------------------------------------------------------------
    8/7/02     4.479         67,200          1,400            700            700
--------------------------------------------------------------------------------
   8/13/02     4.550         72,000          1,500            750            750
--------------------------------------------------------------------------------
   8/14/02     4.609         67,200          1,400            700            700
--------------------------------------------------------------------------------
   8/15/02     5.000          9,600            200            100            100
--------------------------------------------------------------------------------
   8/16/02     5.050          9,600            200            100            100
--------------------------------------------------------------------------------



               (d) Under certain circumstances set forth in the limited
                   partnership and limited liability company agreements of USVP V, V Int'l, EP V, 2180 V, PMG V USVP VII, EP VII-A, EP VII-B, 2180 VII, PMG VII, the general partners, limited partners and managing members of each of such entities, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or managing member.

               (e) Not applicable.



ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER. Under certain circumstances set forth in the limited partnership and limited liability company agreements of USVP V, V Int'l, EP V, 2180 V, PMG V, USVP VII, EP VII-A, EP VII-B, 2180 VII, PMG VII, the general partners, limited partners and managing members of each of such entities, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or managing member.


ITEM 7. MATERIALS TO BE FILED AS EXHIBITS. Exhibit A: Agreement of Joint Filing; Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact.

                                                            Page 22 of 29 Pages



                                   SIGNATURES


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  August 22, 2002


U.S. Venture Partners V, L.P.              /s/ Michael Maher
By Presidio Management Group V, L.L.C.     -------------------------------------
Its General Partner                        Signature

                                           Michael Maher
                                           Chief Financial Officer/
                                           Attorney-In-Fact


USVP V International, L.P.                 /s/ Michael Maher
By Presidio Management Group V, L.L.C.     -------------------------------------
Its General Partner                        Signature

                                           Michael Maher
                                           Chief Financial Officer/
                                           Attorney-In-Fact


USVP V Entrepreneur Partners, L.P.         /s/ Michael Maher
By Presidio Management Group V, L.L.C.     -------------------------------------
Its General Partner                        Signature

                                           Michael Maher
                                           Chief Financial Officer/
                                           Attorney-In-Fact



2180 Associates Fund V, L.P.               /s/ Michael Maher
By Presidio Management Group V, L.L.C.     -------------------------------------
Its General Partner                        Signature

                                           Michael Maher
                                           Chief Financial Officer/
                                           Attorney-In-Fact


By Presidio Management Group V, L.L.C.     /s/ Michael Maher
A Delaware Limited Liability Company       -------------------------------------
                                           Signature

                                           Michael Maher
                                           Chief Financial Officer/
                                           Attorney-In-Fact

                                                            Page 23 of 29 Pages



U.S. Venture Partners VII, L.P.            /s/ Michael Maher
By Presidio Management Group V, L.L.C.     -------------------------------------
Its General Partner                        Signature

                                           Michael Maher
                                           Chief Financial Officer/
                                           Attorney-In-Fact


USVP Entrepreneur Partners VII-A           /s/ Michael Maher
By Presidio Management Group V, L.L.C.     -------------------------------------
Its General Partner                        Signature

                                           Michael Maher
                                           Chief Financial Officer/
                                           Attorney-In-Fact


USVP Entrepreneur Partners VII-B           /s/ Michael Maher
By Presidio Management Group V, L.L.C.     -------------------------------------
Its General Partner                        Signature

                                           Michael Maher
                                           Chief Financial Officer/
                                           Attorney-In-Fact


2180 Associates Fund VII, L.P.             /s/ Michael Maher
By Presidio Management Group V, L.L.C.     -------------------------------------
Its General Partner                        Signature

                                           Michael Maher
                                           Chief Financial Officer/
                                           Attorney-In-Fact


Presidio Management Group VII, L.L.C.      /s/ Michael Maher
A Delaware Limited Liability Company       -------------------------------------
                                           Signature

                                           Michael Maher
                                           Chief Financial Officer/
                                           Attorney-In-Fact


Irwin Federman                             /s/ Michael Maher
                                           -------------------------------------
                                           Michael Maher
                                           Attorney-In-Fact


Winston S. Fu                              /s/ Michael Maher
                                           -------------------------------------
                                           Michael Maher
                                           Attorney-In-Fact

                                                            Page 24 of 29 Pages



Steven M. Krausz                           /s/ Michael Maher
                                           -------------------------------------
                                           Michael Maher
                                           Attorney-In-Fact


David Liddle                               /s/ Michael Maher
                                           -------------------------------------
                                           Michael Maher
                                           Attorney-In-Fact


Stuart G. Phillips                         /s/ Michael Maher
                                           -------------------------------------
                                           Michael Maher
                                           Attorney-In-Fact


Jonathan D. Root                           /s/ Michael Maher
                                           -------------------------------------
                                           Michael Maher
                                           Attorney-In-Fact


Philip M. Young                            /s/ Michael Maher
                                           -------------------------------------
                                           Michael Maher
                                           Attorney-In-Fact

                                                            Page 25 of 29 Pages



                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                         Numbered Pages
-------                                                         --------------
Exhibit A: Agreement of Joint Filing                                  26


Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact          29

                                                            Page 26 of 29 Pages



                                    EXHIBIT A


                            Agreement of Joint Filing


               The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of At Road, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.


Dated:  August 22, 2002


U.S. Venture Partners V, L.P.               /s/ Michael Maher
By Presidio Management Group V, L.L.C.      ------------------------------------
Its General Partner                         Signature

                                            Michael Maher
                                            Chief Financial Officer/
                                            Attorney-In-Fact


USVP V International, L.P.                  /s/ Michael Maher
By Presidio Management Group V, L.L.C.      ------------------------------------
Its General Partner                         Signature

                                            Michael Maher
                                            Chief Financial Officer/
                                            Attorney-In-Fact


USVP V Entrepreneur Partners, L.P.          /s/ Michael Maher
By Presidio Management Group V, L.L.C.      ------------------------------------
Its General Partner                         Signature

                                            Michael Maher
                                            Chief Financial Officer/
                                            Attorney-In-Fact


2180 Associates Fund V, L.P.                /s/ Michael Maher
By Presidio Management Group V, L.L.C.      ------------------------------------
Its General Partner                         Signature

                                            Michael Maher
                                            Chief Financial Officer/
                                            Attorney-In-Fact


By Presidio Management Group V, L.L.C.      /s/ Michael Maher
A Delaware Limited Liability Company       -------------------------------------
                                           Signature

                                            Michael Maher
                                            Chief Financial Officer/
                                            Attorney-In-Fact

                                                            Page 27 of 29 Pages



U.S. Venture Partners VII, L.P.             /s/ Michael Maher
By Presidio Management Group V, L.L.C.      ------------------------------------
Its General Partner                         Signature

                                            Michael Maher
                                            Chief Financial Officer/
                                            Attorney-In-Fact


USVP Entrepreneur Partners VII-A            /s/ Michael Maher
By Presidio Management Group V, L.L.C.      ------------------------------------
Its General Partner                         Signature

                                            Michael Maher
                                            Chief Financial Officer/
                                            Attorney-In-Fact


USVP Entrepreneur Partners VII-B            /s/ Michael Maher
By Presidio Management Group V, L.L.C.      ------------------------------------
Its General Partner                         Signature

                                            Michael Maher
                                            Chief Financial Officer/
                                            Attorney-In-Fact


2180 Associates Fund VII, L.P.              /s/ Michael Maher
By Presidio Management Group V, L.L.C.      ------------------------------------
Its General Partner                         Signature

                                            Michael Maher
                                            Chief Financial Officer/
                                            Attorney-In-Fact


Presidio Management Group VII, L.L.C.       /s/ Michael Maher
A Delaware Limited Liability Company        ------------------------------------
                                            Signature

                                            Michael Maher
                                            Chief Financial Officer/
                                            Attorney-In-Fact


Irwin Federman                              /s/ Michael Maher
                                            ------------------------------------
                                            Michael Maher
                                            Attorney-In-Fact


Winston S. Fu                               /s/ Michael Maher
                                            ------------------------------------
                                            Michael Maher
                                            Attorney-In-Fact

                                                            Page 28 of 29 Pages



Steven M. Krausz                            /s/ Michael Maher
                                            ------------------------------------
                                            Michael Maher
                                            Attorney-In-Fact


David Liddle                                /s/ Michael Maher
                                            ------------------------------------
                                            Michael Maher
                                            Attorney-In-Fact


Stuart G. Phillips                          /s/ Michael Maher
                                            ------------------------------------
                                            Michael Maher
                                            Attorney-In-Fact


Jonathan D. Root                            /s/ Michael Maher
                                            ------------------------------------
                                            Michael Maher
                                            Attorney-In-Fact


Philip M. Young                             /s/ Michael Maher
                                            ------------------------------------
                                            Michael Maher
                                            Attorney-In-Fact

                                                            Page 29 of 29 Pages



                                    EXHIBIT B


                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT


               Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.